UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 4)1

MAXCOR FINANCIAL GROUP INC.
(Name of Issuer)

COMMON STOCK, $.001 PAR VALUE PER SHARE E
(Title of Class of Securities)

57772G100
(CUSIP Number)

DECEMBER 31, 2004
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]           Rule 13d-1(b)

[X]          Rule 13d-1(c)

[_]           Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G/A

CUSIP NO. 57772G100	Page 2 of 15 Pages

1		NAME OF REPORTING PERSONS RAM Trading, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO

CUSIP NO. 57772G100	Page 3 of 15 Pages

1		NAME OF REPORTING PERSONS Ritchie Capital Management, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 57772G100	Page 4 of 15 Pages

1		NAME OF REPORTING PERSONS RAM Capital Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 57772G100	Page 5 of 15 Pages

1		NAME OF REPORTING PERSONS RAM Capital, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 57772G100	Page 6 of 15 Pages

1		NAME OF REPORTING PERSONS THR, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 57772G100	Page 7 of 15 Pages

1		NAME OF REPORTING PERSONS A.R. Thane Ritchie
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [X] (b) [_]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* IN; HC

Item 1(a).               Name of Issuer:

Maxcor Financial Group Inc. (the “Company”)

Item 1(b).               Address of Issuer’s Principal Executive Offices:

One Seaport Plaza – 19th Floor

New York, New York 10038

Item 2(a).               Name of Persons Filing:

Item 2(b).               Address of Principal Business Office or, if None, Residence:

Item 2(c).               Citizenship:

RAM Trading, Ltd.

c/o Walkers SPV Limited

P.O. Box 265GT

Walker House, Mary Street

George Town, Grand Cayman

Cayman Islands company

Ritchie Capital Management, L.L.C.

2100 Enterprise Avenue

Geneva, Illinois 60134

Delaware limited liability company

RAM Capital Investments, Ltd.

c/o Walkers SPV Limited

P.O. Box 265GT

Walker House, Mary Street

George Town, Grand Cayman

Cayman Islands company

RAM Capital, L.L.C.

2100 Enterprise Avenue

Geneva, Illinois 60134

Illinois limited liability company

THR, Inc.

2100 Enterprise Avenue

Geneva, Illinois 60134

Illinois corporation

A.R. Thane Ritchie

2100 Enterprise Avenue

Geneva, Illinois 60134

U.S. Citizen

As required by Rule 13d-1(k)(1), Exhibit 1 to this Schedule 13G/A contains the Joint Filing Agreement entered into by each of the persons filing this joint Schedule 13G/A.

Item 2(d).               Title of Class of Securities:

Common Stock, $.001 par value per share (“Common Stock”)

Item 2(e).               CUSIP Number:

57772G100

Item 3.                    If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the persons filing are:

(a)           [  ]           Broker or dealer registered under Section 15 of the Exchange Act;

(b)           [  ]           Bank as defined in Section 3 (a) (6) of the Exchange Act;

(c)           [  ]           Insurance company as defined in Section 3 (a) (19) of the Exchange Act;

(d)           [  ]           Investment company registered under Section 8 of the Investment Company Act;

(e)           [  ]           An investment adviser in accordance with Rule 13d-1 (b) (1) (ii) (E);

(f)            [  ]           An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

(g)           [  ]           A parent holding company or control person in accordance with Rule 13d-1 (b) (1) (ii) (G);

(h)           [  ]           A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act;

(i)            [  ]           A church plan that is excluded from the definition of an investment company under Section (c) (14) of the Investment Company Act;

(j)            [  ]           Group,  in accordance with Rule 13d-1 (b) (1) (ii) (J);

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.                    Ownership:

RITCHIE CAPITAL MANAGEMENT, L.L.C.

RAM CAPITAL INVESTMENTS, LTD.

THR, INC.

A.R. THANE RITCHIE

RAM TRADING, LTD.

RAM CAPITAL, L.L.C.

(a)           Amount beneficially owned:

- 0 -

(b)           Percent of class:

0%

(c)           Number of shares as to which such person has:

(i)            Sole power to vote or to direct the vote –

- 0 -

(ii)           Shared power to vote or direct the vote –

- 0 -

(iii)          Sole power to dispose or to direct the disposition of –

- 0 -

(iv)          Shared power to dispose or to direct the disposition of –

- 0 -

Item 5.                    Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    [X]

Item 6.                    Ownership of More than Five Percent on Behalf of Another Person:

NOT APPLICABLE

Item 7.                    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

NOT APPLICABLE

Item 8.                    Identification and Classification of Members of the Group:

NOT APPLICABLE

Item 9.                    Notice of Dissolution of Group:

NOT APPLICABLE

Item 10.                 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Michael J. Allara is signing on behalf of A.R. Thane Ritchie as attorney-in-fact pursuant to a power of attorney, dated March 12, 2004, previously filed with the Securities and Exchange Commission on July 14, 2004, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Ritchie Capital Management, L.L.C. on Schedule 13G/A for Genaissance Pharmaceuticals, Inc.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005

RAM TRADING, LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE CAPITAL MANAGEMENT, L.L.C.

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RAM CAPITAL INVESTMENTS, LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

THR, INC.

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

A.R. THANE RITCHIE

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RAM CAPITAL, L.L.C.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1	Joint Filing Agreement, dated as of February 14, 2005, among each of the Filing Persons.